Exhibit 10.3

POST HOLDINGS, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
FOR KEY EMPLOYEES
(Effective August 1, 2017)

POST HOLDINGS, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
FOR KEY EMPLOYEES
(Effective as of August 1, 2017)

i

ARTICLE III ACCOUNTS		6
3.1	Deferral Election	6
3.2	Deferral Period	7
3.3	Account Reflecting Deferred Compensation	7
3.4	Credits or Charges	7
3.5	Company Matching Deferral	8
3.6	Investment, Management and Use	9
3.7	Valuation of Stock	10
3.8	Rollover Amounts	10
ARTICLE IV FUNDS		10
4.1	Fund Selection	10
4.2	Transfer	11
ARTICLE V DISTRIBUTION OF ACCOUNT		11
5.1	Time of Distribution	11
5.2	Amount Distributed	14
5.3	Method of Distribution	14
5.4	Form of Payment	15
5.5	Distribution Upon Death	15
5.6	Designation of Beneficiary	15
5.7	Shares Available	15
ARTICLE VI NON ASSIGNABILITY		16
6.1	Non Assignability	16
ARTICLE VII VESTING		16
7.1	Vesting	16
ARTICLE VIII AMENDMENT OR TERMINATION OF THE PLAN		16
8.1	Power to Amend Plan	16
8.2	Distribution of Plan Benefits Upon Termination	16
8.3	When Amendments Take Effect	16
8.4	Restriction on Retroactive Amendments	16
ARTICLE IX PLAN ADMINISTRATION		17
9.1	Powers of the Committee	17
9.2	Indemnification	17
9.3	Claims Procedure	17
9.4	Expenses	19
9.5	Conclusiveness of Action	19
9.6	Release of Liability	19
ARTICLE X MISCELLANEOUS		20
10.1	Plan Not a Contract of Employment	20
10.2	No Rights Under Plan Except as Set Forth Herein; Unsecured General Creditor Status	20
10.3	Rules	20
10.4	Withholding of Taxes	20

ii

10.5	Severability	20
10.6	409A Compliance	21
10.7	Governing Law	21
10.8	Rules of Construction.	21
10.9	Participant Responsibility	21

iii

POST HOLDINGS, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
FOR KEY EMPLOYEES
(Effective as of August 1, 2017)
PREAMBLE
Ralcorp Holdings, Inc. (“Ralcorp”) maintained the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees (the “Ralcorp Plan”). Ralcorp distributed on a pro rata basis to the holders of Ralcorp’s common stock at least 80% of the outstanding shares of Post Holdings, Inc. (the “Company”) common stock owned by Ralcorp (“Spin‑Off”). The Company adopted the Post Holdings, Inc. Deferred Compensation Plan for Key Employees effective January 1, 2012 (“Effective Date”), subject to the completion of the Spin‑Off. The Spin-Off was completed on February 3, 2012.
As of the Spin‑Off, account balances of the Company’s employees and former employees under the Ralcorp Plan were converted into account balances under this Plan upon terms and conditions approved by the Committee, and the Company is responsible under this Plan for the payment of all liabilities and obligations for benefits unpaid with respect to all such transferred accounts.
The Company adopted amendments to the Plan on each of February 1, 2012, August 24, 2012 and January 29, 2013, and the Company hereby restates this Plan effective August 1, 2017 in order to incorporate those amendments and to make certain other changes. These changes shall be effective August 1, 2017, unless otherwise stated herein.
The Plan as set out herein is intended to be an unfunded retirement plan for a select group of management or highly compensated employees which, for deferrals after December 31, 2004, meets the requirements of Section 409A of the Code. Deferrals prior to January 1, 2005 that are intended to be grandfathered under Section 409A of the Code are not governed by, covered under, or otherwise subject to the terms of this document.
The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing a supplemental retirement program to attract, retain and motivate selected employees who make important contributions to the success of the Company.

ARTICLE I
DEFINITIONS
As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:
1.1    “Account” means the bookkeeping account established for each Participant to reflect amounts credited to such Participant under the Plan, including any subaccount(s) established by the Committee to record different types of credits.
1.2    “Acquiring Person” means any person or group of Affiliates or Associates who is or becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding Stock.
1.3    “Affiliate” or “Associate” shall have the meanings ascribed to such terms in Rule 12b‑2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
1.4    “Allocation Date” means each day the New York Stock Exchange is open for business.
1.5    “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.
1.6    “Board” means the Board of Directors of the Company.
1.7    “Change in Control” means the time when (a) any person, either individually or together with such person’s Affiliates or Associates, shall become the beneficial owner, directly or indirectly, of more than 50% of the outstanding Stock or (b) during any twelve (12) month period individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board; provided, however, that in the case of clause (b), a Change in Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of the Board. Notwithstanding anything to the contrary, an event shall not be a Change in Control if it is also not a “change in the ownership of a corporation” or a ‘change in effective control of a corporation” as such terms are defined in Section 409A of the Code.
1.8    “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.
1.9    “Committee” means the Corporate Governance and Compensation Committee of the Board or its delegee.
1.10    “Company” means Post Holdings, Inc., a Missouri corporation, and any successor thereto.
1.11    “Company Matching Contributions” means the Company contributions described in Section 3.5.
1.12    “Continuing Director” means any member of the Board of Directors of Post Holdings, Inc., while such person is a member of such Board, who is not an Affiliate or Associate of an Acquiring Person or of any such Acquiring Person’s Affiliate or Associate and was a member of such Board prior to the time when such Acquiring Person became an Acquiring Person, and any successor of a Continuing Director, while such successor is a member of such Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.
1.13    “Deferral Election” means, except as otherwise provided by the Company, an agreement between a Participant and the Company under which the Participant agrees to a deferral of his annual bonus, Performance‑Based Compensation or other compensation in accordance with Section 3.1 as follows:

(a)    a specified percentage (from 1% to 100%) of a Participant’s bonus, Performance‑Based Compensation or other compensation; or
(b)    all of a Participant’s bonus, Performance‑Based Compensation or other compensation up to a specified dollar amount.
1.14    “Effective Date” means January 1, 2012.
1.15    “Eligible Employee” means an employee of the Company, or except as provided below an employee of a subsidiary of the Company, who is a member of a select group of management or highly compensated employees and who is eligible to receive a bonus, Performance‑Based Compensation or other compensation, in the discretion of the Committee, from the Company or from a subsidiary of the Company. An employee of a subsidiary of the Company shall not be an Eligible Employee unless the Chief Executive Officer of the Company has extended this Plan to such subsidiary.
1.16    “Executive Savings Investment Plan” means the Post Holdings, Inc. Executive Savings Investment Plan.
1.17    “Fund” means one or more of the measurement investment funds available under the Plan for purposes of crediting or debiting hypothetical investment gains and losses to the Accounts of Participants. The investment funds available under the Plan shall be identical to the extent possible to those approved by the Employee Benefit Trustees Committee under the SIP. Each Fund shall be subject to all terms, conditions and fees established from time to time by the Fund sponsor.
1.18    “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1. In addition, Participant means any current or former employee of the Company or its subsidiaries whose name is listed on Appendix I hereto, to the extent an Account is credited with Ralcorp Amounts on behalf of such individual under this Plan.
1.19    “Performance‑Based Compensation” means Compensation that constitutes performance‑based compensation as defined by Section 409A of the Code.

1.20    “Plan” means the Post Holdings, Inc. Deferred Compensation Plan for Key Employees, as originally adopted and as from time to time amended.
1.21    “Plan Year” means the accounting year of the Plan, which ends on December 31.
1.22    “Ralcorp Amounts” means amounts credited to the Plan in accordance with Section 3.3.
1.23    “Retirement” means an Employee’s Separation from Service following attainment of age 62.
1.24    “Rollover Amounts” means amounts credited to the Plan in accordance with Section 3.8.
1.25    “Separation from Service” means the date a Participant separates from service within the meaning of Section 409A of the Code. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company determined in accordance with the following:
(a)    Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty‑nine (29) month period of absence shall be substituted for such six (6)‑month period.
(b)    Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in the Code, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Section 409A of the Code, then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan.

(c)    Termination of Employment. Whether a termination of employment constitutes a Separation from Service is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor, except as provided in Section 1.25(b) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in Section 1.25(b) over the immediately preceding thirty‑six (36)‑month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty‑six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (c), the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable thirty‑six (36)‑month (or shorter) period). For the avoidance of doubt, no Participant shall be treated as incurring a Separation from Service, termination of employment, retirement, or other similar event for purposes of determining the right to distribution, vesting, benefits, or any other purpose under the Plan as a result of the Spin‑Off (as defined in the Preamble).
(d)    Service with Related Companies. For purposes of determining whether a Separation from Service has occurred, the “Company” shall include the Company or a subsidiary, as applicable, and any other entity that is aggregated with the Company or such subsidiary pursuant to Sections 414(b) or (c) of the Code.
1.26    “SIP” means the Post Holdings, Inc. Savings Investment Plan.
1.27    “Specified Distribution Date” means, for deferrals made on or after August 1, 2017, a date specified by a Participant in his Deferral Election for the payment of such Participant’s Account (or subaccount, as applicable) relating to such Deferral Election.
1.28    “Stock” means the Company’s $.01 par value common stock or any such other security outstanding upon the reclassification of the Company’s common stock, including, without limitation, any Stock, split‑up, Stock dividend, or other distributions of stock in respect of Stock, or any reverse Stock split‑up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate, or any other transaction, whether or not with or into or otherwise involving an Acquiring Person.
1.29    “Termination for Cause” means a Participant’s termination of employment with the Company because the Participant willfully engaged in gross misconduct; provided, however, that a “Termination for Cause” shall not include a termination attributable to:
(a)    poor work performance, bad judgment or negligence on the part of the Participant; or
(b)    an act or omission reasonably believed by the Participant in good faith to have been in or not opposed to the best interests of his employer and reasonably believed by the Participant to be lawful.
1.30    “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code without regard to 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee will determine the existence of an Unforeseeable Emergency, based on the supporting facts, circumstances, and documentation provided by the Participant.

ARTICLE II
PARTICIPATION IN THE PLAN
2.1    Eligibility. Participation in the Plan shall be limited to Eligible Employees. If the Committee determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, the Participant shall cease to be eligible to make Deferral Elections, but will continue to participate in the Plan with respect to existing amounts credited to his Account. A Committee determination that a Participant is no longer eligible may not result in a mid‑year rescission of a Deferral Election.
2.2    Commencement of Participation. To participate in the Plan, an Eligible Employee shall defer a bonus, Performance‑Based Compensation or other compensation earned during a Plan Year by making a Deferral Election with respect to such bonus, Performance‑Based Compensation or other compensation, in the manner set forth in Section 3.1.
ARTICLE III
ACCOUNTS
3.1    Deferral Election
(a)    Annual Bonus. Prior to each Plan Year, a Participant may execute a Deferral Election under which he may elect to defer all or a portion of his annual bonus earned during such Plan Year. A Deferral Election is irrevocable upon the beginning of the Plan Year (or the period otherwise described below in this Section 3.1(a)) to which it applies or, if earlier, the date prescribed on the Deferral Election. Notwithstanding the foregoing, in the discretion of the Committee or its designee, an individual who first becomes an Eligible Employee subsequent to the first day of any Plan Year (and was not previously eligible to participate in a plan which is treated with this Plan as one plan under Section 409A of the Code) may make a Deferral Election, applicable to the period from the Eligible Employee’s initial entry date to the end of the Plan Year, provided the Deferral Election is made within 30 days after becoming an Eligible Employee and prior to the performance of services by a Participant for the period covered by the election. Each Deferral Election shall be in a form designated by the Committee. With respect to each Deferral Election made on or after August 1, 2017, a Participant may elect to allocate deferrals to separate subaccounts, and with respect to each such subaccount the Participant may make an election with respect to Fund selections pursuant to Article IV, an election with respect to method of distribution events pursuant to Article V, and an election with respect to method of payment pursuant to Article V, in each case which elections may differ and need not be the same among subaccounts. For any one Plan Year, a Participant may allocate deferrals to a maximum of two separate Plan subaccounts.

(b)    Performance‑Based Compensation. Notwithstanding subsection (a) above, in the case of a Deferral Election to defer compensation which is Performance‑Based Compensation, as defined herein, a Deferral Election must be made no later than the date (as determined by the Committee) that is six months before the end of the performance period, provided that (1) the Participant continuously performs services from the later of the beginning of the performance period or the date the performance criteria are established through the date the Participant makes his Deferral Election and (2) the Performance‑Based Compensation is not substantially certain to be paid and is not readily ascertainable as of the date of such Deferral Election.
(c)    Other Compensation. Notwithstanding subsections (a) and (b) above, in the discretion of the Committee, a Participant may execute a Deferral Election with respect to certain forfeitable rights in a manner consistent with Section 409A including: (1) a legally binding right to a payment of other compensation in a subsequent year provided that, (2) the payment of compensation is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, (3) the Deferral Election is made within 30 days after the Participant obtains the legally binding right to the compensation, and (4) the Deferral Election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.
3.2    Deferral Period. A Participant shall specify on a distribution election form approved by the Committee, on or before the Deferral Election the time(s) the bonus, Performance‑Based Compensation or other compensation shall be paid, in accordance with and subject to Article V.
3.3    Account Reflecting Deferred Compensation. The Committee shall establish and maintain a separate Account and, as needed to give effect to Section 3.1, subaccounts for each Participant which shall reflect the amount of the Participant’s total contributions under this Plan and all credits or charges under Section 3.4 from time to time. All amounts credited or charged to a Participant’s Account hereunder shall be in a manner and form determined within the sole discretion of the Committee. The amount of a Participant’s annual bonus, Performance‑Based Compensation or other compensation deferred by a Deferral Election shall be credited, less any applicable taxes and withholdings, to the Participant’s Account as soon as administratively practicable. The amount credited to an account under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees as of the Spin‑Off with respect to a Participant listed on Appendix I shall be credited to such Participant’s Account as Ralcorp Amounts under this Plan in a separate bookkeeping sub‑account and shall include earnings and losses credited pursuant to Section 3.4. Ralcorp Amounts shall be invested in accordance with Section 3.6 and Article IV and distributed in accordance with Article V. On and after the Spin‑Off, the Company shall assume all liabilities relating to the Ralcorp Amounts, and Ralcorp Holdings, Inc. and its affiliates shall have no liability therefor.
3.4    Credits or Charges
(a)    Earnings or Losses. As of each Allocation Date during a Plan Year, a Participant’s Account (including any subaccounts, as applicable) shall be credited or debited with earnings or losses, if any, equal to the earnings, gain or loss on the Funds indicated as preferred by a Participant for the Plan Year or for the portion of such Plan Year in which the Account (or subaccount, as applicable) is deemed to be invested.

(b)    Balance of Account. As of each Allocation Date, the amount credited to a Participant’s Account (including any subaccounts, as applicable) shall be the amount credited to his Account (or subaccount, as applicable) as of the immediately preceding Allocation Date, plus the Participant’s contribution credits since the immediately preceding Allocation Date, minus any amount that is paid to or on behalf of a Participant pursuant to this Plan subsequent to the immediately preceding Allocation Date, plus or minus any hypothetical investment gains or losses determined pursuant to Section 3.4(a) above.
3.5    Company Matching Deferral
(a)    Committee Discretion. The Committee may determine that a Company matching contribution described in this Section 3.5 shall be made with respect to Participant deferrals for any specific fiscal year of the Company. Absent such determination with respect to any such fiscal year deferrals, no Participant shall be entitled to the Company matching contribution described herein. The amount of matching contribution shall be equal to a percentage (as determined by the Committee) of a Participant’s compensation that is deferred pursuant to such Deferral Election and credited to the Post Holdings, Inc. Common Stock Fund, up to a maximum percentage of Participant’s compensation as determined by the Committee. Such Company matching contributions and all earnings thereon are hereinafter referred to as “Company Matching Contributions.” Company Matching Contributions for a Participant shall be credited to the Participant’s Matching Contributions Account at the same time as Deferral Election amounts are credited pursuant to Section 3.3. Notwithstanding anything herein to the contrary, in no event shall a Company Matching Contribution be made with respect to a deferral that was initially credited to a Fund other than the Post Holdings, Inc. Common Stock Fund, including any amount transferred from another Fund into the Post Holdings, Inc. Common Stock Fund.
(b)    Vesting. Vesting for Company Matching Contributions shall be governed by this paragraph:
(i)    A Participant’s Company Matching Contribution and related hypothetical earnings shall not vest until the Participant has been employed by the Company for a period of at least five years following the relevant date of crediting with respect to such Company Matching Contribution. Prior service recognized for vesting purposes under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees as of the Spin‑Off shall be counted as years of service for vesting under this Plan.
The non‑vested portion of a Participant’s Company Matching Contributions shall be forfeited upon a Participant’s Separation from Service; provided, however, that (a) if a Participant’s Separation from Service is by reason of Retirement, the Participant’s otherwise non‑vested Company Matching Contributions and related hypothetical earnings shall be deemed 100% vested if the Participant’s Company Matching Contributions have been invested in the Post Holdings, Inc. Common Stock Fund for at least one year from the date the Company credited the Company Matching Contributions to the Participant’s Matching Contributions Account; or (b) if a Participant becomes disabled, as is determined by the Committee, or the Participant’s Separation of Service is by reason of death or involuntary termination other than Termination for Cause, the Participant’s otherwise non‑vested Company Matching Contributions and related hypothetical earnings shall be deemed 100% vested.

(ii)    In addition, if at any time prior to the date that is two years after a Participant’s Separation from Service prior to age 62, the Committee determines that the Participant has engaged in competition with the Company or any Affiliate or has engaged in any activity or conduct contrary to the best interests of the Company or an Affiliate, the Participant’s right to his or her Company Matching Contributions Account shall be forfeited and the Participant shall promptly, upon written demand by the Company, remit to the Company all amounts paid to him or her upon termination. The determination that a Participant is engaging in competition with the Company or an Affiliate shall be made by the Committee in its sole and absolute discretion. In exercising its discretion, the Committee shall consider, among other factors, the nature of the competitive activity, the potential harm to the Company or an Affiliate which may result from the competitive activity, the Participant’s ability to find noncompetitive employment and the Participant’s financial need. Upon request, the Committee shall advise a Participant whether it deems an activity in which the Participant proposes to engage to be a competitive activity.
(iii)    Notwithstanding the above, however, upon a Change in Control there will be no forfeiting of Company Matching Contributions in the event of a Participant’s engaging in competition with the Company. Notwithstanding anything else contained herein, in the event of a Change in Control, Company Matching Contributions and related hypothetical earnings shall vest in their entirety and shall not be subject to forfeiture.
(iv)    Matching contributions under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees credited as Ralcorp Amounts shall be subject to the foregoing vesting provisions of this Section as though such matching contributions were Company Matching Contributions under this Plan, provided that the original date of crediting under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees with respect to such matching contributions shall be deemed to be the relevant date of crediting for purposes of determining any vesting under this Plan.
(c)    Investment of Company Matching Contributions. All Company Matching Contributions credited to a Participant shall be deemed to be invested in the Post Holdings, Inc. Common Stock Fund.
(d)    Form of distribution. Any distribution with respect to Company Matching Contributions that remain invested in the Post Holdings, Inc. Common Stock Fund shall be in Stock, with cash for any fractional shares, unless the Committee in its discretion changes the form of distribution to all cash or any other combination of Stock and cash.
(e)    Change in Control. Upon a Change in Control, all amounts notionally invested in the Post Holdings, Inc. Common Stock Fund, if any, shall be immediately converted to the Fund that is a target retirement fund.
3.6    Investment, Management and Use. Subject to Section 10.2 below, the Company shall have sole control and discretion over the investment, management and use of all amounts credited to a Participant’s Account until such amounts are distributed pursuant to Article V. Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the Funds are to be used for measurement purposes only, and a Participant’s election of any such Fund, the determination of credits and debits to his Account based on such Funds, the Company’s actual ownership of such Funds, and any authority granted under this Plan to a Participant to change the investment of the Company’s assets, if any, may not be considered or construed in any manner as an actual investment of the Account in any such Fund or to constitute a funding of this Plan.

3.7    Valuation of Stock. In any situation in which it is necessary to value Stock, the value of the Stock shall be the closing price as reported by the New York Stock Exchange—Composite Transactions on the date in question, or, if the Stock is not quoted on such composite tape or if the Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or if the Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of the Stock during the ten (10) days immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of the Stock as determined by a majority of the Continuing Directors in good faith.
3.8    Rollover Amounts. If the Company acquires an operation that sponsored a nonqualified deferred compensation plan under which Participants have accounts, the amount credited to a Participant’s account under such acquired operation’s nonqualified deferred compensation plan may, in the sole and absolute discretion of the Company, be credited to the Participant’s Account under this Plan in a separate bookkeeping subaccount and shall include earnings and losses credited pursuant to Section 3.4. Rollover Amounts shall be invested in accordance with Sections 3.6 and Article IV and distributed in accordance with Article IV.
ARTICLE IV
FUNDS
4.1    Fund Selection. Except for (a) any amounts a Participant has elected to be distributed at the time specified in Section 5.1(a)(i)(D), (b) any amounts a Participant has elected to be distributed in a single payment in the second January that follows the date of the Deferral Election pursuant to Section 5.1(a)(ii)(B), and (c) and Company Matching Contributions described in Section 3.5, the rate at which earnings and losses shall be credited to a Participant’s Account (including any subaccounts, as applicable) shall be determined in accordance with one or more Funds selected by the Participant; if a Participant does not select a Fund, the applicable Fund shall be the Fund that is a target retirement fund. Amounts described in Section 4.1(a) and 4.1(b) shall be credited earnings at the rate of the Fund which is a target retirement fund, and amounts described in Section 4.1(c) shall be credited earnings as described in Section 3.5(c), subject to Section 4.2(b). Notwithstanding anything to the contrary, (x) with respect to Deferral Elections made prior to August 1, 2017, a Participant shall have one election in effect at any given time that applies to Fund selections under both this Plan and the Executive Savings Investment Plan, and the most recent Fund selection under either this Plan or the Executive Savings Investment Plan shall apply to and shall supersede any previous Fund selection under the other plan, and (y) with respect to Deferral Elections made on or after August 1, 2017, Participants may have one Fund selection election in effect with respect to one or more subaccounts but such election need not be the same among all subaccounts, provided, however, that with respect to Fund selections made on or after August 1, 2017 pursuant to any Deferral Election, no such Fund selection election under this Plan shall affect such election under any other plans. Fund selections recognized under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees immediately prior to the Spin‑Off shall be recognized under this Plan until superseded or otherwise changed in accordance with this Plan; provided however, that Ralcorp Amounts deemed invested in the Ralcorp Holdings, Inc. stock fund immediately prior to the Spin‑Off shall be deemed invested in a Fund selected by the Committee until the Participant elects a replacement Fund (if and to the extent permitted by the Committee). For the avoidance of doubt, except as expressly provided herein to the contrary, the Committee shall not be required to make available under the Plan any specific measurement investment fund, any specific type of measurement investment fund, or any specific number of measurement investment funds, and may, in its sole discretion, remove any Fund at any time. If a Fund elected by a Participant is removed, a replacement Fund selected by the Employee Benefit Trustees Committee under the SIP shall apply in its place until the Participant elects a replacement Fund. For purposes of calculating earnings and losses attributable to a Fund, any amount shall be deemed to be invested in the Fund as of the date determined appropriate by the Committee.

4.2    Transfer. Subject to any limitations set forth herein and/or established by the Committee from time to time, a Participant may transfer amounts between Funds as of the close of each business day. The Committee has discretion to set any limitations on any such transfer as it deems necessary or desirable under applicable laws and regulations or to ensure the orderly operation of the Plan. With respect to the Post Holdings, Inc. Common Stock Fund, the following limitations shall apply:
(a)    Amounts transferred from a Fund into the Post Holdings, Inc. Common Stock Fund may not be transferred out of the Post Holdings, Inc. Common Stock Fund;
(b)    Amounts deferred and directed into the Post Holdings, Inc. Common Stock Fund that are subject to a Company Matching Contribution and the related vested Company Matching Contribution may be exchanged between the Post Holdings, Inc. Common Stock Fund and any other Fund but such ability to transfer does not alter the vesting requirements of the Plan; and
(c)    All other amounts deferred directly into the Post Holdings, Inc. Common Stock Fund may not be transferred to any other Fund.
ARTICLE V
DISTRIBUTION OF ACCOUNT
5.1    Time of Distribution.
(a)    General.
(i)    With respect to Deferral Elections made prior to August 1, 2017, the payment of the vested amount credited to a Participant’s Account shall be made or commence upon the occurrence of the earlier of the following:

(A)    a Change in Control of the Company (to the extent provided in an election form);
(B)    Separation from Service;
(C)    A specified date which is the last day of a calendar month that is at least three years after the date the bonus would have been paid in the absence of the Deferral Election, the performance period ends, or the forfeiture condition lapses, as applicable; or
(D)    The January of the year following the year the bonus would have been paid in the absence of the Deferral Election, the performance period ends, or the forfeiture condition lapses, as applicable.
(ii)    With respect to Deferral Elections made on or after August 1, 2017, a Participant may elect for payment of the vested amount credited to an Account or subaccount to be made or commence within 90 days following the occurrence of one or more of the following:
(A)    Separation from Service; or
(B)    the Specified Distribution Date specified in the Participant’s Deferral Election; provided, however, that, the Participant must select from among the available Specified Distribution Date(s) designated by the Committee and set forth in the Deferral Election, which such Specified Distribution Date(s) may not occur (1) earlier than the second January that follows the date of the Deferral Election (or such later date as required by Section 409A of the Code), and (2) later than the December of the year in which the 20th anniversary of the Deferral Election occurs.
Notwithstanding anything to the contrary in this Section 5.1(a)(ii), with respect to amounts deferred pursuant to Deferral Elections made on or after August 1, 2017, (x) in the event of a Change in Control, payment of the vested amount credited the Account or any subaccount shall be made or commence within 90 days following the occurrence of such Change in Control, and (y) in the event a Participant does not make an election specifying the timing of payment, payment of the vested amount credited to the Account or subaccount, as applicable, shall be made or commence within 90 days following the earlier of occurrence of (1) a Change in Control or (2) a Separation from Service.
(iii)    Notwithstanding anything to the contrary in Section 5.1(a)(i) or Section 5.1(a)(ii), in the event of the occurrence of an Unforeseeable Emergency, payments shall be made to the Participant from such Participant’s Account (including any subaccount, as applicable); provided that a withdrawal with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets itself would not cause severe financial hardship). Any distributions under this Section 5.1(a)(iii) shall be drawn pro-rata from each Account and/or subaccount, if applicable, based on the amount then credited to such Participant’s Account and/or subaccounts (relative to the total amount credited to such Participant’s Account and/or subaccounts).

(b)    Specified Employee. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, no portion of his or her Account (including any subaccount) that would otherwise be distributed as a result of a Separation from Service shall be distributed on account of a Separation from Service before the earlier of (a) the date which is six (6) months following the date of the Participant’s Separation from Service, or (b) the date of death of the Participant. Amounts that would have been paid during the delay will be paid on the first business day following the end of the six month delay.
(c)    Deferred Time of Payment. In the discretion of the Committee, a Participant may elect to modify the form and time at which payment of the benefits credited to his Account and each subaccount shall be paid, in accordance with the following:
(i)    any such election must be received by the Committee or its designee no less than twelve (12) months prior to the Participant’s scheduled payment date (or, in the case of annual installments pursuant to Section 5.3(b) or 5.3(c), twelve (12) months prior to the date the first amount was scheduled to be paid), if applicable;
(ii)    the election shall not take effect until twelve (12) months after the date on which the new election is made; and
(iii)    the payment with respect to which such election is made is deferred for a period of not less than 5 years from the date the payment otherwise would have been made (or in the case of annual installments pursuant to Section 5.3(b) or (c), 5 years from the date the first amount was scheduled to be paid) pursuant to the terms of the initial Deferral Election and not later than the December of the year in which the 20th anniversary of the date of the initial Deferral Election occurs.
The Committee, in its discretion, may limit the number of times a Participant may modify his elected time of payment of the benefits credited to his Account and each subaccount and establish such other limitations as it deems advisable for the proper administration of the Plan.
(d)    Rollover Amounts. Notwithstanding anything to the contrary, but subject to Section 5.1(b), a Participant’s Rollover Amounts shall be distributed at the time determined in accordance with the terms of the nonqualified deferred compensation plan sponsored by the acquired operation as of the date each such Rollover Amount became credited under this Plan as a Rollover Amount.
(e)    Ralcorp Elections. Notwithstanding anything to the contrary, but subject to Section 5.1(b), Ralcorp Amounts shall be distributed at the time determined in accordance with the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees as of the Spin‑Off. Distribution elections effective under such plan as of the Spin‑Off with respect to Participants listed on Appendix I shall be recognized under this Plan, subject to permitted modifications as described herein.

Notwithstanding anything to the contrary, with respect to Deferral Elections made prior to August 1, 2017, a Participant shall have one election in effect at any given time that applies to distributions under both this Plan and under the Executive Savings Investment Plan, and the most recent distribution election under either this Plan or the Executive Savings Investment Plan shall apply to and shall supersede any previous distribution elections under the other plan. With respect to Deferral Elections made on or after August 1, 2017, (A) Participants may have one election with respect to the timing of a distribution in effect with respect to one or more subaccounts but such election need not be the same among all subaccounts, and (B) none of a Participant’s elections with respect to the timing of a distribution under this Plan shall affect such elections under any other plans.
Any Company Matching Contributions shall be distributed at the time(s) designated by the Committee when the Committee determines that such contributions shall made with respect to Participant deferrals for any specific fiscal year of the Company.
5.2    Amount Distributed. Subject to Section 3.8, the amount distributed to a Participant shall be determined as of the Allocation Date as of which distribution is made, or as of the most recent Allocation Date preceding the date as of which distribution is made, pursuant to the Committee’s practice for different methods of distributions, with actual payment occurring as soon as practicable thereafter.
5.3    Method of Distribution. Distributions to a Participant under this Plan with respect to Deferral Elections made prior to August 1, 2017, shall be as set forth in this Section 5.3. Distributions with respect to amounts distributed pursuant to Sections 5.1(a)(i)(C) and (D) shall be in a single payment in the form(s) determined pursuant to Section 5.4 and distributions with respect to a deferral until Separation from Service or a Change in Control may be made in any of the following forms as specified by the Participant on his Deferral Election Form, subject to change pursuant to Section 5.1(c):
(a)    Single payment in the form(s) determined pursuant to Section 5.4;
(b)    Annual installments over five years; or
(c)    Annual installments over ten years.
With respect to Deferral Elections made on or after August 1, 2017, with respect to each of a Participant’s subaccounts, pursuant to a Deferral Election a Participant may elect one of the methods of distribution set forth in (a) through (c) above.
A Participant may elect a different method of distribution for a distribution upon different triggering events to the extent permitted by Section 409A of the Code and the Committee. If a Participant does not make a timely election for the method of distribution, his method of distribution shall be a lump sum.
Notwithstanding anything to the contrary, (x) with respect to Deferral Elections made on or after August 1, 2017, the method of distribution shall be a lump sum for any payment triggered by a Change in Control, and (y) the Company may elect to pay a Participant’s Account in a lump sum if the balance does not exceed the dollar amount under Section 402(g)(1)(B) of the Code ($18,000 for 2017), and if the payment results in the termination and liquidation of the Participant’s entire interest under the Plan, and any other plans that are treated with this Plan as one plan under Section 409A of the Code. Distribution election forms in effect under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees immediately prior to the Spin‑Off for Participants listed on Appendix I shall be recognized under this Plan, subject to permitted modifications as described herein.

Any Company Matching Contributions shall be distributed in the form(s) designated by the Committee when the Committee determines that such contributions shall made with respect to Participant deferrals for any specific fiscal year of the Company.
5.4    Form of Payment. All payments made pursuant to this Plan shall be in cash, except for amounts credited to the Post Holdings, Inc. Common Stock Fund, which shall be paid in Stock, subject in any case to the Committee’s discretion to change the form of payment.
5.5    Distribution Upon Death. If a Participant dies before completing the payment of his Account (including any subaccount), the unpaid Account balance shall be paid to a Participant’s designated Beneficiary in a single payment in the form(s) determined pursuant to Section 5.4 within sixty (60) days following the Participant’s date of death.
5.6    Designation of Beneficiary. A Participant shall designate a Beneficiary on a form to be supplied by the Committee. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by the Committee. In the event that the Committee receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If the Committee does not have a valid Beneficiary designation of a Participant at the time of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate. The beneficiary designation, if any, in effect under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees immediately prior to the Spin‑Off with respect to Participants listed on Appendix I shall be recognized under this Plan and shall be deemed the Participant’s valid Beneficiary designation hereunder, subject to permitted changes as described herein.
5.7    Shares Available. Subject to the provisions of this section, the maximum number of shares of Stock that may be delivered to Participants and beneficiaries under the Plan shall be 1,000,000. The shares of Stock with respect to which distributions may be made under the Plan shall be shares of Stock currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares of Stock, including shares of Stock purchased in the open market or in private transactions. The Company shall make automatic and appropriate adjustments in the aggregate number and type of securities that may be issued, represented, and available for delivery to Participants and beneficiaries under the Plan to give effect to adjustments made in the number or type of shares through a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, a statutory share exchange involving capital stock of the Company, a divestiture, distribution of assets to shareholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock compensation or exchange, rights offering, spin-off or other relevant change, provided that fractional shares of Stock shall be rounded to the nearest whole share of Stock, for which purpose one-half share shall be rounded down to the nearest whole share.

ARTICLE VI
NON‑ASSIGNABILITY
6.1    Non‑Assignability. Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive his Account (including any subaccount) until his Account is actually distributed to a Participant or his Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary.
ARTICLE VII
VESTING
7.1    Vesting. Each Participant shall be fully (100%) vested in his Account (including any subaccount) balance attributable to Deferral Elections at all times. Vesting with respect to Company Matching Contributions and other matching contributions credited as Ralcorp Amounts is described in Section 3.5.
ARTICLE VIII
AMENDMENT OR TERMINATION OF THE PLAN
8.1    Power to Amend Plan. The power to amend, modify or terminate this Plan at any time is reserved to the Committee, except that the Chief Executive Officer of the Company may make amendments to resolve ambiguities, supply omissions and cure defects, any amendments deemed necessary or desirable to comply with federal tax law or regulations to avoid adverse tax consequences, and any other amendments deemed necessary or desirable, which shall be reported to the Committee. Notwithstanding the foregoing, no amendment, modification or termination which would reasonably be considered to be adverse to a Participant or Beneficiary may apply to or affect the terms of any deferral of Compensation prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby. Any amendment made to this Plan shall be in accordance with Section 409A of the Code. Any amendment made in accordance with this Section 8.1 is binding upon all Participants and their Beneficiaries, the Committee and all other parties in interest.
8.2    Distribution of Plan Benefits Upon Termination. Upon the full termination of the Plan, the Committee shall direct the distribution of the benefits of the Plan to the Participants in a manner that is consistent with and satisfies the provisions of Article V and Section 409A of the Code to the extent applicable.
8.3    When Amendments Take Effect. A resolution amending or terminating the Plan becomes effective as of the date specified therein.
8.4    Restriction on Retroactive Amendments. No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.

ARTICLE IX
PLAN ADMINISTRATION
9.1    Powers of the Committee. The Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:
(a)    to determine all questions relating to eligibility to participate in the Plan;
(b)    to compute and certify to an appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;
(c)    to maintain all records necessary for the administration of the Plan that are not maintained by any recordkeeper;
(d)    to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;
(e)    to establish and modify the method of accounting for the Plan;
(f)    to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and
(g)    to perform any other acts necessary and proper for the administration of the Plan.
The general administration of the Plan shall be carried out by the Company, subject to the authority of the Committee.
9.2    Indemnification.
(a)    Indemnification of Members of the Committee by the Company. The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.
(b)    Liabilities for Which Members of the Committee are Indemnified. Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.
(c)    Company’s Right to Settle Claims. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.
9.3    Claims Procedure. A Participant or Beneficiary or other person who feels he is entitled to a benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under this Plan, pursuant to the Committee’s procedures.

(a)    Company Action. The Company shall, within 90 days after its receipt of such claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Company shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim.
In the event the claim is denied, the Company shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in Subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his last known address, which statement shall contain the following:
(i)    the specific reason or reasons for Adverse Benefit Determination;
(ii)    a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;
(iii)    a description of any additional material or information that is necessary for the Claimant to perfect the claim;
(iv)    an explanation of why that material or information is necessary; and
(v)    an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.
(b)    Procedures for Appealing an Adverse Benefit Determination. Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his authorized representative, may request, in writing, that the Committee review his claim and may request to appear before the Committee for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he shall be barred and estopped from appealing the Company’s Adverse Benefit Determination. Any appeal shall be filed with the Committee at the address prescribed by the Committee, and it shall be considered filed on the date it is received by the addressee. In deciding any appeal, the Committee shall act in its capacity as a named Fiduciary.
The Claimant shall have the rights to:
(i)    submit written comments, documents, records and other information relating to the claim for benefits;
(ii)    request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his claim for benefits.
(c)    Response on Appeal. Within 60 days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to his last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than 120 days after receipt of such application.

In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:
(i)    the specific reason(s) for the Adverse Benefit Determination on Appeal;
(ii)    reference to specific plan provisions on which the benefit determination is based;
(iii)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).
(d)    Definition. As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.
(e)    A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished. In light of the Company’s substantial contacts with the State of Missouri, the fact that the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and the Committee’s maintenance of, this Plan in Missouri, any legal action brought by a Claimant shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.
9.4    Expenses. All expenses of the Committee with respect to the Plan shall be paid by the Company.
9.5    Conclusiveness of Action. Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.
9.6    Release of Liability. By participating in the Plan, each Participant and Beneficiary automatically releases the Company, its employees, the Committee, the Board and each member of the Board from any liability due to any failure to follow the requirements of Section 409A of the Code, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith. Further by participating in the Plan, each Participant and Beneficiary automatically (1) releases Ralcorp Holdings, Inc., its employees, the Corporate Governance and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc., the Board of Directors of Ralcorp Holdings, Inc. and each member of such Board of Directors, and each of their affiliates, successors, predecessors, assigns, transferees, agents, counsel, plans, and insurers, from any and all liabilities in connection with the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees and this Plan, (2) agrees to the assignment and transfer of the rights, benefits, obligations, and other liabilities pursuant to the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees to the Company and this Plan, and (3) agrees that Ralcorp Holdings, Inc. shall not guarantee the payment of such transferred rights, benefits, obligations, and other liabilities in the event that the Plan and the Company fail to pay them or otherwise.

ARTICLE X
MISCELLANEOUS
10.1    Plan Not a Contract of Employment. The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.
10.2    No Rights Under Plan Except as Set Forth Herein; Unsecured General Creditor Status. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto. The obligations of the Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participants and any Beneficiary or their heirs or successors shall be unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Notwithstanding the foregoing, nothing in this Section shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for a select group of management or highly compensated employees.
10.3    Rules. The Committee shall have full and complete discretionary authority to construe and interpret provisions of the Plan and to determine a Participant’s eligibility for benefits on a uniform, nondiscriminatory basis in similar fact situations. The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions shall be uniformly applied to all Participants in similar circumstances.
10.4    Withholding of Taxes. The Committee shall cause taxes to be withheld from an Account distributed hereunder as required by law, and shall comply with all reporting requirements applicable to amounts deferred and distributed under this Plan.
10.5    Severability. If any provision of this Plan is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into this Plan.

10.6    409A Compliance. If any provision of the Plan is determined not to comply with Section 409A of the Code, the noncompliant provisions shall be interpreted and applied in a manner that complies with Section 409A of the Code and implements the intent of the Plan as closely as possible.
10.7    Governing Law. The construction and operation of this Plan are governed by the laws of the State of Missouri.
10.8    Rules of Construction.
(a)    Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.
(b)    Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.
(c)    Singular and plural. Unless clearly inappropriate, singular items refer also to the plural and vice versa.
10.9    Participant Responsibility. Each Participant is responsible for reviewing the accuracy of the Company’s implementation of Deferral Elections and investment allocations. If a Participant fails to notify the Company of an improper implementation of a Deferral Election or investment allocation within thirty‑one (31) days after receiving the first statement or other communication implementing the election or allocation, the Participant is deemed to have elected the implemented Deferral Election or investment allocation.
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IN WITNESS WHEREOF, this amendment has been executed on this 31st day of July 2017.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	President and Chief Executive Officer